Exhibit 107

Form S-4

(Form Type)

MICT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Calculation of Filing Fee Tables

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Fee Calculation Rule 457(c) and (f)(1)	445,707,752(1)	N/A	$0.65 (2)	$0.0000927	$26,856.12	—	—	—	—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$0.65		$26,856.12

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$26,856.12

(1)	Represents the maximum number of shares of MICT, Inc. (“MICT”) common stock, par value $0.001 per share (“MICT common stock”), estimated to be issuable by the registrant upon the completion of the merger of MICT Merger Sub, Inc., a wholly-owned subsidiary of MICT (“Merger Sub”), with and into Tingo, Inc. (“Tingo”), with Tingo as the surviving corporation, described in the joint proxy statement/prospectus contained herein. The number of shares of MICT common stock being registered is based on (a) 129,566,207 shares of common stock, par value $0.001 per share, of MICT (“MICT common stock”) issued and outstanding as of July 25, 2022, together with an estimate of approximately 0 shares of MICT common stock potentially issuable pursuant to MICT options and stock-based awards prior to the completion of the merger, multiplied by (b) 3.44 which represents the maximum fraction of a share of MICT common stock issuable for each share of MICT common stock in the merger. This estimate is being made solely for purposes of calculating a maximum filing fee.

(2)	Calculated pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (i) $0.65, the average of the high and low prices for shares of MICT common stock as reported on the Nasdaq Global Select Market on July 21, 2022 (which is higher than the price of MICT common stock on July 21, 2022, the date of this amendment), multiplied by (ii) 316,141,545 (which represents the estimated maximum number of shares of MICT common stock that may be issued to holders of MICT common stock in the merger, as described in footnote (1) above).